                                                               EXHIBIT (2)(j)(4)

                        THE THIRD SUPPLEMENTARY AGREEMENT
                          TO THE THAI CUSTODY CONTRACT
                                       OF
                                  THE THAI FUND

     THIRD SUPPLEMENTARY AGREEMENT, dated as of June 14, 2001 (this
"Supplement"), by and among The Thai Farmers Bank, as custodian (the
"Custodian"), MFC Asset Management Public Company Limited, as investment manager
(the "Manager"), and The Thai Fund, Inc. (the "Fund") to the THAI CUSTODY
CONTRACT (as amended, modified or supplemented from time to time, the
"Agreement"), dated as of February 17, 1988, by and among the Custodian, the
Manager and the Fund.

                             PRELIMINARY STATEMENTS

     A. Pursuant to the Agreement, as amended by the Supplementary Agreement to
Thai Custody Contract, dated as of May 30, 1990, and by the Second Supplementary
Agreement to Thai Custody Contract, dated as of February 20, 1998, the Custodian agreed to act as the custodian for the Thai securities and cash of the Fund (the
"Plan Assets").

     B. Pursuant to Rule 17f-7 (the "Rule") under the Investment Company Act of
1940, as amended (the "1940 Act"), the Custodian is required to provide certain information, and perform certain monitoring functions, in connection with any
Eligible Securities Depository (as defined in the Rule) used by the Fund to maintain the Plan Assets.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto agree as follows:

     1. Definitions. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

     2. Responsibilities under the Rule.

          (a) In addition to the duties of the Custodian under the Agreement, the Custodian shall, for consideration by the Fund and as contemplated by the
Rule, provide an analysis of the custody risks associated with maintaining the
Fund's Plan Assets with each Eligible Securities Depository used by the
Custodian as of the date hereof (or, in the case of an Eligible Securities
Depository not used by the Custodian as of the date hereof, prior to the initial placement of the Fund's Plan Assets at such Depositary) and at which any of the
Fund's Plan Assets maintained by the Custodian are held or are expected to be held. For so long as required by the Rule, and as required by the Rule, the
Custodian shall monitor the custody risks associated with maintaining the Fund's
Plan Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Fund or Morgan Stanley Investment Management Inc.
(the "Investment Adviser"), of any material change in such risks.

          (b) The Custodian shall exercise reasonable care, prudence and diligence in performing its duties pursuant to Section 2(a) as defined by New
York law.

          (c) Based on the information obtained by it in the exercise of diligence and subject to the standard of care in Section 2(b) hereof, the
Custodian shall promptly advise the Fund or the Investment Adviser if any
Eligible Securities Depository used by the Custodian and at which any of the
Plan Assets maintained by the Custodian are held ceases to satisfy any of the requirements for being an Eligible Securities Depository set out in subparagraph
(b)(1) of the Rule.

          (d) The Custodian shall commence performing the duties set forth in this Section 2 as soon as reasonably practicable following the date hereof, but in no event later than July 1, 2001.

     3. Liability of the Custodian.

          (a) The Custodian shall not be liable for any losses to the Fund or the Plan Assets to the extent such losses shall arise from the gross negligence or willful misconduct of (i) any securities depository, including, without limitation, any Eligible Securities Depository, or (ii) the Fund or the
Investment Adviser in deciding to hold or continue to hold any Plan Assets at such depository.

          (b) The foregoing shall be in addition to any other indemnities, limitations and other protections provided to the Custodian under the Agreement.

     4. General.

          (a) Except as expressly amended by this Supplement, the Agreement is valid and enforceable and remains in full force and effect.

          (b) The Fund shall reimburse the Custodian promptly upon request for the Custodian's documented out-of-pocket expenses incurred form time to time in complying with its obligations set out in this Supplement in accordance with
Section 3.2(c) of the Agreement.

          (c) This Supplement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

          (d) This Supplement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Execution and delivery of this
Supplement by facsimile transmission shall constitute execution and delivery of this Supplement for all purposes, with the same force and effect as execution and delivery of an originally manually signed copy hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Supplement, all as of the day and year first above mentioned.

                                        THE THAI FARMERS BANK PUBLIC COMPANY
                                        LIMITED, AS CUSTODIAN

                                        By: /s/ Mr. Boontuck Wungcharoen
                                            ------------------------------------
                                        Name: Mr. Boontuck Wungcharoen
                                        Title: Executive Vice President

                                        MFC ASSET MANAGEMENT PUBLIC
                                        COMPANY LIMITED, AS MANAGER

                                        By: /s/ Chesada Loha-unchit
                                            ------------------------------------
                                        Name: Dr. Chesada Loha-unchit
                                        Title: President

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                                        THE THAI FUND, INC.

                                        By: /s/ Stefanie Chang
                                            ------------------------------------
                                        Name: Stefanie Chang
                                        Title: Vice President

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